Exhibit 10.1
SECOND AMENDMENT TO THE GLOBAL WATER RESOURCES, INC. DEFERRED PHANTOM STOCK UNIT PLAN
Global Water Resources, Inc., a Delaware corporation (the “Corporation”), previously established the Global Water Resources, Inc. Deferred Phantom Stock Unit Plan dated as of January 1, 2011 (the “Plan”). The Plan has been amended on one prior occasion. By adoption of this Second Amendment, the Corporation now desires to amend the Plan to permit “Non-U.S. Taxpayer Directors” to receive distributions of their Deferred Phantom Stock Units as set forth below.

1.    This Second Amendment shall be effective as of the date on which it is executed.
2.    Section 1.1 (Definitions) is hereby amended by the addition of the following new subsection (v) to the end thereof to read as follows:

(v)
“Non-U.S. Taxpayer Director” means a Participant who has represented to the Corporation that the Participant is not a United States taxpayer and is not subject to taxes in the United States including any taxes imposed due to a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the Participant represents to the Corporation that he/she is not a United States taxpayer and the Participant subsequently becomes subject to United States taxes, including but not limited to taxes resulting from a violation of Section 409A of the Code, the Participant shall be solely responsible for such taxes.

3.    Section 1.5 (Canadian Funds) is hereby deleted in its entirety.
4.    Section 3.4 (Redemption) is hereby amended and restated in its entirety to read as follows:

3.4    Redemption

(a)	General Rule. Each Deferred Phantom Stock Unit held by a Participant who ceases to be an Eligible Director shall be redeemed by the Corporation on the relevant Redemption Date for a DSU Payment to be

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made to the Participant on the Participant's Redemption Date without any further action on the part of the holder of the Deferred Phantom Stock Unit in accordance with this Article Three.

(b)
Special Withdrawal Rights for Non-U.S. Taxpayer Directors. A Non-U.S. Taxpayer Director who has not yet had a Separation Date may be permitted to specify one redemption date per calendar year (a “Specified Redemption Date”). As of such Specified Redemption Date, the Non-U.S. Taxpayer Director may elect to redeem Deferred Phantom Stock Units, provided that following such redemption, the Non- U.S. Taxpayer Director must continue to hold any combination of stock and/or Deferred Phantom Stock Units in excess of three (3) times the value of the Non-U.S. Taxpayer Director’s annual retainer determined as of the Specified Redemption Date. All Deferred Phantom Stock Units held by a Non-U.S. Taxpayer Director that are redeemed on a Specified Redemption Date shall be paid in a single lump sum within thirty (30) days of the Specified Redemption Date.

(c)
Special Distribution Rights for Non-U.S. Taxpayer Directors. If as of the Separation Date, a Participant is a Non-U.S. Taxpayer Director, the Non-U.S. Taxpayer Director may elect to have the Deferred Phantom Stock Units valued on the Redemption Date and then the Non-U.S. Taxpayer Director may elect to receive the value of the Deferred Phantom Stock Units in up to three (3) equal annual installments with the first installment being paid on the Redemption Date and the remaining installments being paid on the second and third anniversaries of the Redemption Date.

5.    Article 5 (General) of the Plan is hereby amended by the addition of the following new Section 5.9 to the end thereof to read as follows:

5.9 Section 409A Compliance

An Eligible Director is solely responsible for determining whether the Eligible Director qualifies as a Non-U.S. Taxpayer Director. An Eligible Director is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the

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Code as well as taxes or other similar amounts imposed by any other jurisdiction.

In the context of a Director who is subject to the requirements of Section 409A of the Code, the provisions of this paragraph shall apply. This Plan shall be administered in accordance with Section
409A of the Code or an exception thereto, and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Plan has been designed to comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Corporation specifically does not warrant such compliance. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If as of the Eligible Director’s Separation Date, the Eligible Director also is a “specified employee” (as determined by the Corporation in accordance with its guidelines established pursuant to Treasury Regulation Section 1.409A-1(i)), any amount payable to the Eligible Director due to his termination of employment shall be subject to the six (6) month delay if such delay is required by Section 409A(a)(2)(B)(i) of the Code.
6.    This Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.
IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to be executed as of this 4th     day of August, 2017.
Global Water Resources, Inc.

/s/ Michael J. Liebman

By: Mike Liebman
Its: CFO

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